Exhibit 4.9

Certain confidential portions of this exhibit have been omitted and replaced with “[***].” Such identified information has been excluded from this exhibit because it (i) is not material and (ii) is the type of information that the registrant treats as private or confidential.

AMENDMENT

Whereas, Addex Pharma SA (“Addex”) and Indivior UK Limited (Co. No. 7183451) (“Indivior”) entered into an agreement to perform research on GABA B PAM on January 2, 2018 (hereinafter, Agreement) and an amendment dated October 30, 2020;

Whereas, Addex has conducted a funded research activity based on an agreed Research Plan (see Appendix 1D) over the period May 1, 2018 to April 30, 2021 and Indivior has paid $8.4 million in research funding;

Whereas, Addex has initiated a funded research activity based on an agreed Research Plan (see appendix 1E) which is expected to be conducted over the period [***] to [***]. As of May 31, 2021, total cumulative costs incurred since May 1, 2018 amount to CHF 8.7 million (see Appendix 1F).

Now Therefore, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged Addex and Indivior hereby agree as follows:

1.	Definitions. The definitions from the Agreement of January 2, 2018 and amendment dated October 30, 2020 between Addex and Indivior shall be used in this Amendment and are incorporated herein by reference.

2.	Effective Date. The Effective Date of this Amendment shall be 1 May 2021.

3.	Initial Research Term Extension. With reference to Article 3.3 of the Agreement, subject to the provisions of this Amendment Agreement, the Parties agree to extend the Research Term until 31 July 2022:

a.	As a contribution to the additional costs of the research as detailed in the Research Plan (see Appendix 1D) and budget (see Appendix 1A and Appendix 1B), Indivior shall pay to Addex the sum of seven hundred thousand Swiss Francs (CHF 700,000) within [***] of the signature of this amendment. The provisions of Section 6.9 of the Agreement shall apply to such payment. Addex shall provide an invoice for the payment due.

b.	As a contribution to the costs of the research as detailed in the Research Plan in Appendix 1E, Indivior shall reimburse Addex the sum of [***] in monthly installments based on activities completed by Addex starting on [***]. The provisions of Section 6.9 of the Agreement shall apply to such payment. Addex shall provide an invoice for the payment due. Indivior shall support some activities through direct payments to third parties with a budget of up to [***], arriving at a total budget of [***] for the Research Plan and detailed budget (see Appendix 1E and 1C). For the sake of clarity, the Parties agree that any Know-How or other intellectual property created by any Third Party with whom Indivior contracts or makes payments for the purposes of the Research Plan shall be Joint Improvements regardless of which Party contributed to such Know-How or intellectual property and any Patent Rights filed in respect of such Joint Improvements shall be Joint Patent Rights regardless of inventorship.

c.	On or before [***], Addex shall deliver to Indivior a report that sets out all of their completed work to date on the compounds in the course of undertaking the Research Plan up to [***] and identifying those which Addex believes are suitable for further development.

d.	In the event that the costs of undertaking the Research Plan in Appendix 1E, exceed [***] the Parties shall discuss the funding of that part of the Research Plan that exceeds such cost and Addex shall not be in breach of the Agreement if it elects not to undertake any part of the Research Plan that would result in the costs incurred by it in the Research Plan exceeding [***].

e.	In the event that Indivior does not select any Licensed Compounds on or before [***] the Agreement shall terminate in its entirety on [***] and the provisions of Section 10.2 of the Agreement shall not apply.

4.	Remainder of Agreement. The provisions of Section 14 of the Agreement shall apply to this First Amendment and, save as specifically amended hereby, the Agreement of January 2, 2018 as amended on 30 October 2020 will remain in full force and effect.

IN WITNESS WHEREOF, ADDEX and Indivior have caused this instrument to be executed in duplicate by their respective duly authorized officers.

Indivior UK Limited.
Date:

By:
Title:

Addex Pharma SA
Date:

By:
Title:

Appendices

Appendix 1A: CCS 1 Actuals and Forecast (Nov 2020 to Apr 2021)

Appendix 1B: Indivior Addex Research Agreement Funding Status as of Feb 28, 2021

Appendix 1C: CCS 2 Detailed Forecast (May to Nov 2021)

Appendix 1D: CCS 1 & CCS 2 Summary Working Plan (Nov 2020 to Oct 2021)

Appendix 1E: CCS 2 Detailed Working Plan (May to Oct 2021)

Appendix 1F: Indivior Addex Research Agreement Funding status as of May 31, 2021